Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF MAY 1, 2002

BY AND BETWEEN

U.S. LABORATORIES INC.

and

BERRY R. GRUBBS

i

(continued)

ii

(continued)

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of May 1, 2002, and entered into by and between U. S. Laboratories Inc., a Delaware corporation (“Buyer”), and Berry R. Grubbs, an individual residing in the State of Texas (“Shareholder”), who agree as follows.

RECITALS:

A.    Terra-Mar, Inc., a Texas corporation (“Company”), is engaged in the engineering services business. Shareholder owns all of the issued and outstanding shares of capital stock of Company (the “Shares”).

B.    Buyer desires to purchase the Shares from Shareholder and Shareholder desires to sell the Shares to Buyer, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1.     PURCHASE AND SALE OF SHARES

Subject to the terms and conditions of this Agreement, Shareholder hereby sells, transfers, conveys, assigns and delivers to Buyer and Buyer hereby purchases and accepts from Shareholder all of the Shares, free and clear of all Liens (as defined herein).

2.     PURCHASE PRICE—PAYMENT

2.1     Purchase Price.

The purchase price (the “Purchase Price”) payable for the Shares is Eight Million Three Hundred Seventy-Five Thousand and no/100 Dollars ($8,375,000), (x) reduced by (a) the Shareholder’s Equity Reduction as provided below in this Section 2. , as determined pursuant to Section 2.2.4 and (b) by an amount provided in the Long Term Note (as defined herein) and (y) in the event of Section 338(h)(10) Election (as defined herein), increased by the After-Tax Adjustment Amounts (as defined herein). “Shareholder’s Equity Reduction” shall mean the dollar amount equal to the positive difference, if any, between (i) the difference of (A) $3,111,000 minus (B) the amount of the Stay Bonus Accrual (as defined herein) (collectively, “The Shareholder’s Equity Minimum”) minus (ii) Shareholder’s Equity. If Shareholder’s Equity equals or exceeds the Shareholder’s Equity Minimum, then the Shareholder’s Equity Reduction shall equal zero. “Shareholder’s Equity” shall mean the amount equal to total assets of Company minus total liabilities of Company as of the Closing (as defined herein) hereof determined in accordance with generally accepted United States accounting principles, applied on a basis consistent with the past practices of Company (“GAAP”) (except that no reserve shall be established for accounts receivable). Notwithstanding, or without limitation, as the case may be, of the foregoing, Shareholder’s Equity shall be determined (i) utilizing pro rata accruals for accrued salaries, wages and vacation pay, utilities, Taxes and like terms, (ii) reflecting assets and liabilities without regard to materiality, (iii) reflecting as accounts receivable only the amount of those accounts that are actually collected within one-hundred eighty (180) days after the Closing (and without any reserve for uncollectible accounts receivable) and (iv) without including any assets or liabilities arising from the Aldersgate Litigation (as defined herein).

2.2     Payment of Purchase Price.

Subject to the terms and conditions of this Agreement, the Purchase Price will be paid by Buyer as follows:

2.2.1    Cash to Shareholder.    Upon the Closing (as defined herein), Buyer will deliver to Shareholder an amount equal to Three Million and no/100 Dollars ($3,000,000) in cash (the “Cash Payment”). The Cash Payment shall be made by wire transfer of immediately available funds to an account or accounts designated by Shareholder.

2.2.2    Buyer’s Stock to Shareholder.    Within fifteen (15) days after the Closing, Buyer will deliver to and in the name of Shareholder shares of Buyer’s common stock, $0.01 par value per share (the “Buyer Stock”), having an aggregate Share Value of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000), rounded up or down, as the case may be, to the nearest whole number of shares. “Share Value” shall mean the value equivalent to the average closing price of the Buyer Stock on the Nasdaq Stock Market, Inc. during the forty-five (45) trading days immediately prior to the date hereof.

2.2.3    Deferred Portion of the Purchase Price.    Upon the Closing, Buyer will issue to Shareholder (i) a promissory note in the original principal amount of Eight Hundred Seventy-Five Thousand and no/100 Dollars ($875,000), in the form of Exhibit A (the “Short Term Note”), and (ii) a promissory note in the original principal amount of Two Million and no/100 Dollars ($2,000,000), subject to reduction by an amount provided therein, in the form of Exhibit B (the “Long Term Note” and together with the Short Term Note, the “Notes”).

2.2.4    Determination of Shareholder’s Equity Reduction.

(i)
Buyer shall determine, at its own cost and expense, the Shareholder’s Equity Reduction on or before the seven (7) month anniversary of the date hereof (or, if such anniversary date is not a business day, on or before the first business day thereafter) (the “Determination Date”). Buyer’s determination shall be evidenced by a letter or similar writing signed by Buyer’s Chief Financial Officer and addressed to Shareholder (the “Buyer Determination Notice”), which Buyer Determination Notice shall show in reasonable detail how the Shareholder’s Equity Reduction was calculated and shall include as an attachment the balance sheet of Company as of the Closing (the “Underlying Financial Statements”) utilized in such determination.

(ii)
If Buyer does not receive from Shareholder a written objection to the Shareholder’s Equity Reduction set forth in the Buyer Determination Notice (an “Objection Notice”) within ten (10) business days following

Shareholder’s receipt of the Buyer Determination Notice, the Shareholder’s Equity Reduction reflected in the Buyer Determination Notice shall be the Shareholder’s Equity Reduction for all purposes under this Agreement. If Shareholder timely delivers an Objection Notice to Buyer, then Shareholder shall have sixty (60) days from the date the Objection Notice is received by Buyer to prepare a notice, at his own cost and expense, setting forth his calculation of the Shareholder’s Equity Reduction (the “Shareholder Determination Notice”), which Shareholder Determination Notice shall show in reasonable detail how the Shareholder’s Equity Reduction was calculated and shall include as an attachment the Underlying Financial Statements utilized in such determination.

(iii)
If there is a difference between the respective Shareholder’s Equity Reductions reflected in the Buyer Determination Notice and the Shareholder Determination Notice, then the Buyer and Shareholder shall use their reasonable, diligent and good faith efforts to attempt to resolve such difference during the ten (10) business day period following delivery of the Shareholder Determination Notice to Buyer (the “Mediation Period”). If the parties are unable to agree on a Shareholder’s Equity Reduction during the Mediation Period, then as soon as practicable after the expiration of the Mediation Period, but in any event within ten (10) business days thereof, the determination of the Shareholder’s Equity Reduction shall be submitted for determination in accordance with the arbitration provisions of Section 7 hereof.

(iv)
Not later than the tenth business day following the final determination of the Shareholder’s Equity Reduction, if the Shareholder’s Equity Reduction is not zero, then Shareholder shall pay an amount in cash equal to the Shareholder’s Equity Reduction to Buyer, together with interest at the rate of five percent (5%) per annum compounded annually beginning on the date hereof and ending on the date of payment. Any such payment shall be made by wire transfer of immediately available funds.

3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder hereby makes the following representations and warranties to Buyer as of the date hereof, which representations and warranties are being relied upon by Buyer and which shall be unaffected by any investigation made by Buyer, or any knowledge of Buyer, and shall survive the Closing as provided for herein. Further, no specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

3.1     Corporate.

3.1.1    Organization.    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

3.1.2    Corporate Power.    Company has all requisite corporate power and authority to own, operate and lease its properties as and where such properties are now being owned, operated and leased and to carry on its business as and where such business is now being conducted.

3.1.3    Qualification.    Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of Company taken as a whole (a “Material Adverse Effect”). Company is qualified to do business only in the State of Texas.

3.1.4    Subsidiaries.    Company does not own any interest in any corporation, partnership or other entity.

3.1.5    Corporate Documents, etc.    The copies of the Articles of Incorporation and By-Laws of Company, including any amendments thereto, which have been delivered to Buyer for inspection, are true, correct and complete copies of such instruments as presently in effect. The corporate minute book, stock records and stock transfer ledgers of Company, which have been furnished to Buyer for inspection, are true, correct and complete and accurately reflect in all material respects all material corporate action taken by Company. All stock transfer taxes levied on or payable with respect to all transfers of shares of common stock of Company prior to the date hereof have been paid and any applicable transfer tax stamps are affixed. The directors and officers of Company are listed in Schedule 3.1.5.

3.1.6    Capitalization of Company.    The authorized capital stock of Company consists entirely of 1,000,000 shares of capital stock, no par value. No shares of such capital stock are issued or outstanding except for 1,000 shares of common stock of Company, which are owned of record and beneficially by Shareholder. All such shares of capital stock of Company are validly issued, fully paid and nonassessable and are free and clear of all Liens (as defined herein). There are no (a) securities convertible into or exchangeable for any of Company’s capital stock or other securities, (b) options, warrants, preemptive rights or other rights to purchase or subscribe to capital stock or other securities of Company or securities which are convertible into or exchangeable for capital stock or other securities of Company, or (c) subscriptions, contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights, including any agreements with respect to the ownership, sale or voting of such securities.

3.2     Shareholder.

3.2.1    Power.    Shareholder has full power and legal right to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as “Ancillary Documents”) to be executed and delivered by Shareholder, and to carry out the transactions contemplated hereby and thereby.

3.2.2    Validity.    This Agreement has been duly and validly executed and delivered by Shareholder and is, and when executed and delivered by Shareholder each Ancillary Document will be, the legal, valid and binding obligation of Shareholder, enforceable against him in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2.3    Title.    Shareholder has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by Shareholder hereunder, free and clear of all Liens including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

3.3     No Violation.

Neither the execution and delivery by Shareholder of this Agreement or any Ancillary Document nor the consummation by Shareholder of the transactions contemplated hereby or thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), or (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law). Neither the execution and delivery by Shareholder of this Agreement or any Ancillary Document nor the consummation by Shareholder of the transactions contemplated hereby or thereby will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, result in the creation of any Lien upon any of the assets of Company (or the Shares) under, or require the consent of any party under any term or provision of the Articles of Incorporation or By-Laws of Company or, except as set forth on Schedule 3.3, of any Material Contract (as herein defined).

3.4     Financial Statements.

Included as Schedule 3.4 are true, correct and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 2001, 2000 and 1999, and the related statements of income, cash flows and shareholder’s equity and any supplementary information thereto for the years then ended (including the notes contained therein or annexed thereto) (the “Annual Financial Statements”), all of which Annual Financial Statements have been reviewed by Company’s independent accountants for such years, Melton & Melton, L.L.P. (except that such Annual Financial Statements as of and for the year ended December 31, 2001 have not been reviewed), and (ii) a balance sheet and related statements of income and cash flows and shareholder’s equity of Company as of and for the quarter ended March 31, 2002 (the “Recent Financial Statements”), which financial statements have been prepared by Company’s internal accounting staff (the Annual Financial Statements and the Recent Financial Statements, collectively, the “Financial Statements”). All of the Financial Statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with GAAP, and fairly present, in all material respects, the assets, liabilities and financial position, the results of operations, cash flows and shareholder’s equity of

Company as of the dates and for the years and periods indicated, except for (a) in the case of the Annual Financial Statements, the absence of reserves for uncollectible accounts receivable and (b) in the case of the Recent Financial Statements, for normal year-end adjustments and the omission of footnote disclosures required by GAAP. All transactions to which Company was a party during the period covered by any of the Financial Statements is reflected in such Financial Statements as and to the extent required pursuant to GAAP.

3.5      Tax Matters.

3.5.1    Provision For Taxes.    The provision made for taxes on the Financial Statements is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments (collectively, “Taxes”), whether or not disputed, at the respective dates of the Financial Statements and for all years and periods prior thereto. Since the date of the Recent Financial Statements, Company has not incurred any liability for Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company and any Taxes incurred in connection with the Section 338(h)(10) Election.

3.5.2    Tax Returns Filed.    All federal, state, foreign, county, local and other tax returns, declarations, reports, statements and other documents (collectively, “Returns”) required to be filed by or on behalf of Company have been timely filed, except where the failure to so file would not have a Material Adverse Effect and when filed were true and correct in all material respects, and the Taxes shown as due thereon were paid or adequately accrued. True, correct and complete copies of all Tax Returns filed by Company for each of its three most recent fiscal years have been delivered to Buyer for inspection. Company has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

3.5.3    Tax Audits.    Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any Return filed by Company. Except as set forth on Schedule 3.5.3, no extension of time within which to file any Return has been requested or granted. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Return.

3.5.4    Other.    Since December 31, 1996, Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. Company is not a “United States real property holding company” within the meaning of Section 897 of the Code. Effective in 1995, Company made a valid election under Section 1362 of the Code to be treated as an “S corporation” and Company has maintained compliance at all times with all applicable qualifications and filing procedures for such special federal tax treatment.

3.6     Accounts Receivable.

All accounts receivable of Company reflected on the Recent Financial Statements, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business. Schedule3.6 contains an aged schedule of accounts receivable included in the Recent Financial Statements.

3.7     Absence of Certain Changes.

Since December 31, 2001 there has not been:

3.7.1    No Adverse Change.    Except as and to the extent set forth in Schedule 3.7.1, any adverse change in the financial condition, assets, liabilities, business, prospects or results of operations of Company that would have a Material Adverse Effect;

3.7.2    No Damage.    Any material loss, write off, damage or destruction, or any material interruption in use, whether covered by insurance or not, affecting Company’s personnel, business, assets or properties;

3.7.3    No Increase in Compensation.    Other than customary annual salary increases consistent in amount and timing with the past practices of Company, any increase in the compensation, salaries or wages payable or to become payable to any employee of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

3.7.4     No Commitments.    Except as and to the extent set forth in Schedule 3.7.4, any material commitment or transaction entered into or consummated by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

3.7.5     No Disposition of Property.    Except as and to the extent set forth in Schedule 3.7.5, any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale or disposition of obsolete or other equipment having an aggregate value less than $10,000;

3.7.6    No Indebtedness.    Except as and to the extent set forth in Schedule 3.7.6, any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

3.7.7    No Liens.    Any Lien incurred or suffered on any of the properties or assets of Company;

3.7.8    No Contracts.    Any entry into, amendment or termination by Company of any contract or agreement, written or oral, or any waiver of material rights thereunder, other than in the ordinary course of business;

3.7.9    Loans and Advances.    Except as and to the extent set forth in Schedule 3.7.9, any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practices of Company) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” will mean and include Shareholder, directors and officers of Company; the spouse and lineal descendents of any such person; and any entity that is controlled, directly or indirectly, by any one or more of the foregoing);

3.7.10    Credit.    Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company’s policies or practices with respect to the granting of credit; or

3.8     Absence of Undisclosed Liabilities.

Except as and in the amounts specifically disclosed in the Recent Financial Statements, or in Schedule 3.8, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether or not accrued, direct or indirect), other than (i) commercial liabilities and obligations incurred since the date of the Recent Financial Statements in the ordinary course of business and consistent with past practice and which do not have and will not have a Material Adverse Effect, (ii) liabilities under the executory portion or indemnification or contribution provision of any contract, Permit (as herein defined), agreement or commitment of any kind by which Company is bound and which was entered into in the ordinary course of Company’s business and consistent with past practices, and (iii) contingent liabilities. Except as and to the extent described in the Recent Financial Statements or in Schedule 3.8, Shareholder has no actual knowledge of any basis for the assertion against Company of any liability and Shareholder has no actual knowledge of circumstances, conditions, happenings, events or arrangements which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice. Except as and to the extent described in the Recent Financial Statements or in Schedule 3.8, there is no basis for the assertion against Company of any contractual liability and no circumstances, conditions, happenings, events or arrangements, that are contractual in nature, and which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice.

3.9     No Litigation.

Except as set forth in Schedule3.9, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to Shareholder’s knowledge, threatened against Company, its directors (in such capacity), its Affiliates, its business or any of its assets, nor does Shareholder have actual knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may reasonably be expected to give rise to Litigation against Company or in which Company may potentially bring an action as a plaintiff. Schedule3.9 also identifies all Litigation to which Company or any of its directors or officers (in such capacities) have been parties since December 31, 1995. Except as set forth in Schedule 3.9, neither Company nor its business or assets is subject to or bound by any Order of any Government Entity.

3.10      Compliance With Laws and Orders.

3.10.1 Compliance.    Except as set forth in Schedule 3.10.1, Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as defined herein) except any failure to comply that would not result in a Material Adverse Effect. Except as set forth in Schedule3.10.1, Company has not received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders. All reports required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed.

3.10.2  Licenses and Permits.    Company has all licenses, permits, approvals, authorizations and consents (“Permits”) of all Government Entities and all certification organizations required for the conduct of the business and operation of Company’s facilities, except where the failure to possess such Permits would not have a Material Adverse Effect. All such Permits are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Company and its operations, properties and assets is and has been in compliance with all such Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

3.10.3  Environmental Matters.

(i)
The applicable Laws relating to pollution or contamination, or matters relating to the health, safety or welfare of employees or persons generally, or the cleanup, preservation, protection, reclamation or remediation of the environment, including, without limitation, Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, dangerous, hazardous or petroleum or petroleum-based substances, materials or wastes (“Waste”) into the environment (including, without limitation, ambient air, soil, surface water, ground water, land surface or subsurface strata) or otherwise relating to the management, manufacture, processing, generation, distribution, use, re-use, treatment, storage, disposal, transport, recycling, reclamation or handling of Waste or the protection of wildlife, endangered species, wetlands or natural resources, including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation and Liability Act (as amended and reauthorized “CERCLA”), as amended from time to time, their state and local counterparts, and any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder to which Company is subject or by which Company or any of its assets or properties is bound, are herein collectively referred to as the “Environmental Laws”.

(ii)
Company is and at all times has been in full compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect. Company has obtained and is and at all times has been in compliance with all necessary Permits required under applicable Environmental Laws (“Environmental Permits”) which are required for the operation of its business except where the failure to have obtained or complied with such Permit would not have a Material Adverse Effect. All Environmental Permits issued to Company are listed on Schedule 3.10.3, together with any notice, inquiry, citation or complaint that Company has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit, and all violations alleged in said notices have been corrected. Schedule 3.10.3 sets forth a complete list of, to the Shareholder’s actual knowledge, all above-ground and under-ground storage tanks, vessels and related equipment and containers that are now present at, or have been removed from, facilities owned, leased or used by Company.

(iii)
Except as set forth in Schedule 3.10.3, there is neither Litigation nor any demand, asserted claim, hearing or notice of violation pending or, to Shareholder’s actual knowledge, threatened against Company relating in any way to the Environmental Permits or the Environmental Laws or any Order issued, entered, promulgated or approved thereunder, and, to Shareholder’s actual knowledge, there is no circumstance, condition, happening, event or arrangement, contractual or otherwise, which may reasonably be expected to give rise to any such Litigation, demand, claim, hearing or notice of violation.

(iv)
Except as set forth in Schedule 3.10.3, Company is not responsible for any costs (whether as a result of acts or omissions of Company or, to Shareholder’s actual knowledge, any other person or entity) of any remedial action with respect to any Environmental Laws or Environmental Permits.

(v)
Except as set forth in Schedule 3.10.3, to the actual knowledge of Shareholder, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the management, manufacture, processing, generation, distribution, use, re-use, treatment, storage, disposal, transport, recycling, reclamation or handling of Waste.

3.10.4    Illegal Payments.    Company and its officers and agents have not made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, customer or other person or entity, in an attempt to influence any such person or entity to take or refrain from taking any action relating to Company.

3.11     Title to and Condition of Properties.

3.11.1    Marketable Title.    Company has good and marketable title to all of its assets and properties, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”), except for (i) those described in Schedule3.11, (ii) statutory liens for taxes not yet due, (iii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; and (iv) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations. None of Company’s assets are subject to any restrictions with respect to the transferability thereof, and Company’s title thereto will not be affected in any way by the transaction contemplated hereby. Company has no interest in real property except pursuant to leases and subleases set forth on Schedule 3.13.

3.11.2    Condition.    To Shareholder’s actual knowledge, all property and assets owned or leased by Company are in good operating condition and repair, ordinary wear and tear excepted, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained and are sufficient to carry on the business of Company consistent with its past practices. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

3.12     Insurance.

Except as set forth on Schedule 3.12, Company is currently insured and, since December 31, 1996, has been insured, for adequate amounts with such insurance companies, and against such risks, as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.12 lists all policies of insurance owned or held by or for the benefit of Company on the date hereof. Each such policy is in full force and effect. All such policies are “occurrence” policies except for Company’s professional liability insurance with Security Insurance Company of Hartford, which is a “claims made” policy. All material claims have been filed under the policies in a timely manner. All premiums due on such policies covering all periods up to and including the date of this Agreement have been paid.

3.13     Contracts and Commitments.

Schedule 3.13    lists all of the following contracts, leases, and agreements to which Company is a party and which are currently in effect (collectively, the “Material Contracts”): employment and employment related agreements; covenants not to compete; loan agreements; notes; security agreements; leases and subleases of real property; and any other agreement or arrangement that provides for the receipt or expenditure by Company of more than Fifty Thousand Dollars ($50,000). All Material Contracts are binding upon and enforceable against the parties thereto (except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles), no default by Company has occurred thereunder or, except as described on Schedule 3.3, will occur in connection with the transaction contemplated hereby, and, to Shareholder’s knowledge, no default by any other contracting party has occurred thereunder, which default would have a Material Adverse Effect.

3.14     Labor Matters.

Within the last five years Company has not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except as would not have a Material Adverse Effect, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Shareholder, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of Shareholder, threatened against or affecting Company nor any secondary boycott with respect to services of Company; (d) no question concerning representation has been raised or is, to the knowledge of Shareholder, threatened respecting the employees of Company; (e) no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Shareholder, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

3.15     Employee Benefit Plans.

With respect to the employees of Company:

3.15.1    Company does not maintain, administer or contribute to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security act of 1974, as amended (“ERISA”) whether or not excluded from coverage under specific Titles or Subtitles of ERISA), including, without limitation, any multiemployer plan, for the benefit of employees of Company other than those which are described in Schedule 3.15.1 (the “Pension Plans”).

3.15.2    Company maintains, administers or contributes to only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), including, without limitation, any multiemployer plan, for the benefit of employees of Company which are described in Schedule 3.15.2 (the “Welfare Plans”).

3.15.3    Neither Company nor any affiliate of Company as determined under Code Section 414(b), (c), (m) or (o) (“ERISA Affiliate”) has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Company or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Company or any ERISA Affiliate; and neither Company nor any ERISA Affiliate has made a complete or partial withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

3.15.4    To Shareholder’s actual knowledge, there have not been any “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Pension Plan or Welfare Plan. To Shareholder’s actual knowledge, no event or omission has occurred in connection with which Company or any of its assets or any Pension Plan or Welfare Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Pension Plan or Welfare Plan, or any liability under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

3.15.5    With respect to each Pension Plan or Welfare Plan, (a) Company has complied with, and each such Pension and Welfare Plan conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Pension Plan or Welfare Plan required to be filed with any governmental entity have been timely filed; (b) all reports and information relating to each such Pension and Welfare Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; and (c) except as disclosed on Schedule 3.15.5, each such Pension Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption.

3.16     Employment Compensation.

3.16.1    Schedule 3.16.1 contains a true and correct list of all employees to whom Company is paying compensation; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies the current hourly rate of such employees.

3.16.2    Company has paid, or has made adequate provision for the payment of, all compensation, including, without limitation, bonus, change in control and severance payments that are or may be payable to Company’s employees. Except as set forth on Schedule 3.16.2 (all such bonuses, severance payments and other compensation so identified, the “Stay Bonuses”), there is no bonus, severance payment or other compensation that Company is or shall be obligated to pay to any of its employees or independent contractors as a result of or in connection with the consummation of the transaction contemplated hereby, whether or not subject to the lapse of time, the termination of employment or engagement or other condition. Prior to the Closing, Company has accrued as a liability on its financial statements and related books and records not less than $500,000 (the “Stay Bonus Accrual”) to reflect Company’s contingent liability for and obligation to pay such Stay Bonuses.

3.17     Trade Rights.

Schedule 3.17    lists all material Trade Rights (as defined herein) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor does Shareholder have any actual knowledge that any other person is infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any of its Trade Rights, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to Shareholder’s actual knowledge, threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable, in good standing and free and clear of all Liens, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term “Trade Rights” will mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

3.18     Major Customers and Suppliers; Public Works Contracts.

3.18.1    Major Customers.    Schedule 3.18.1 contains a list of the twenty (20) largest customers of Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales), showing the total dollar amount of net sales to each such customer during each such year. Neither Company nor Shareholder has any actual knowledge of any circumstance, condition, happening, event or arrangement, contractual or otherwise which may reasonably indicate that any of the customers listed on Schedule 3.18.1 will breach, fail to honor, default or not comply with any contract, agreement or arrangement that such customer has with the Company following the Closing.

3.18.2    Major Suppliers.    Schedule 3.18.2 contains a list of the ten (10) largest suppliers to Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases), showing the total dollar amount of purchases from each such supplier during each such year.

3.18.3    Public Works Contracting Matters.    Schedule 3.18.3 sets forth a list of all Material Contracts to which Company is a party and that were subject to a bidding process under any Law. Schedule 3.18.3 further sets forth a list of contracts to which Company is a party that were awarded to Company (by virtue of its ownership by Shareholder or otherwise), in whole or in part, due to an affirmative action, minority set-aside, minority business entity participation goal, historically under utilized business participation goal or similar program (“Set-Aside Programs”). Except as otherwise identified on Schedule 3.18.3, none of the contracts set forth on Schedule 3.18.3 will be in breach or terminable by virtue of the consummation of the transaction contemplated in this Agreement. Except as set forth on Schedule 3.18.3, Company has not utilized, and does not presently plan to utilize, its performance of any part of a contract listed on Schedule 3.18.3 to satisfy the requirements or goals of any Set-Aside Program to which such contracts are subject. Except as set forth on Schedule 3.18.3, the consummation of the transaction contemplated in this Agreement will not require Company to utilize subcontractors or suppliers for the performance of a greater portion of any contract listed on Schedule 3.18.3 than Company would utilize if such transaction were not consummated in order to satisfy the requirements or goals of any Set-Aside Program.

3.19     Bank Accounts.

Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.20     Affiliates’ Relationships to Company.

3.20.1    No Adverse Interests.    Except as set forth on Schedule 3.20.1, no Affiliate has any direct or indirect pecuniary interest (other than interests not exceeding 1% of the outstanding securities of a public company) in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

3.20.2    Obligations.    All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.20.2.

3.21     No Brokers or Finders.

Except for Zwieg White & Associates, Inc., who has been retained by Shareholder and all of whose fees, expenses and other remuneration shall be paid by Shareholder, neither Company or any of its directors, officers, employees or agents, nor Shareholder has retained, employed or used any broker, finder or similar person or entity in connection with the transactions provided for in this Agreement or in connection with the negotiation thereof.

3.22     Investment Representations.

3.22.1    Common Stock Not Registered.    Shareholder is acquiring the Buyer Stock for his own investment and not with a view towards reselling or distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Shareholder acknowledges that the Buyer Stock he receives will not have been registered under the Securities Act. Shareholder further represents that he understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 promulgated under the Securities Act, all certificates evidencing any of the Buyer Stock, whether upon initial issuance or upon any transfer thereof, shall bear legends, prominently stamped or printed thereon, reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER OR OTHER ALIENATION AS SET FORTH IN THAT CERTAIN STOCK PURCHASE AGREEMENT DATED MAY 1, 2002 BETWEEN U.S. LABORATORIES INC. AND BERRY R. GRUBBS.

Shareholder understands that, unless (and then only for so long as) Shareholder’s transfer of Buyer Stock is registered under the Securities Act and duly qualified or registered under applicable state securities laws, Company will not remove or cause to be removed, and may prohibit the removal of, the foregoing legend unless Shareholder provides Company with an opinion of counsel, such counsel and the form, scope and substance of such opinion to be reasonably satisfactory to Company, to the effect that a transfer of Buyer Stock may be made without registration under the Securities Act and without registration or qualification under applicable state securities laws.

3.22.2    Investor Qualifications.    Shareholder is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act. Shareholder (i) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Buyer Stock; (ii) is able to bear the complete loss of his investment in the Buyer Stock; and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and its management concerning the terms and conditions of the offering of the Buyer Stock, and to obtain additional information. Shareholder has reviewed the Annual Report on Form 10-KSB of Buyer for the year 2001 and any other information as Shareholder deems necessary to evaluate the merits and risks of his investment in Buyer. Shareholder is not relying upon any statements made by any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) other than the Buyer and its officers in making its decision to acquire the Buyer Stock. Shareholder resides in the State of Texas.

3.23     Disclosure.

No representation or warranty by Shareholder in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished by or on behalf of Company or Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Shareholder as of the date hereof, which representations and warranties are being relied upon by Shareholder and which shall be unaffected by any investigation made by Shareholder or any knowledge of Shareholder, and shall survive the Closing as provided for herein. Further, no specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

4.1     Corporate.

4.1.1    Organization.    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.1.2    Corporate Power.    Buyer has all requisite corporate power to enter into this Agreement and the Ancillary Documents to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2     Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Buyer Stock pursuant to Section 2.2.2 have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. The number of authorized but unissued, or treasury, shares of Buyer Stock equals or exceeds on the date hereof, and shall equal or exceed on the date of issuance pursuant to Section 2.2.2, the number of shares of Buyer Stock required to be issued pursuant to Section 2.2.2. This Agreement constitutes, and when executed and delivered, the Ancillary Documents executed and delivered by Buyer will constitute, valid and binding agreements of Buyer, enforceable against

Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. The Buyer Stock issued pursuant to Section 2.2.2 will, when issued, be duly and validly authorized and issued by Buyer and be fully paid and nonassessable.

4.3     No Brokers or Finders.

Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for in this Agreement or in connection with the negotiation thereof.

4.4     Disclosure.

No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

4.5     Buyer SEC Reports.

Buyer’s Form 10-KSB for the year ended December 31, 2001, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2001, Buyer has filed all material forms, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the federal securities laws and the rules and regulations thereunder. Buyer’s Form 10-KSB for the year ended December 31, 2001, complied as to form in all material respects with the applicable requirements therefore.

4.6     Absence of Certain Changes.

Except as otherwise set forth in any form, report or document filed by Company with the Securities and Exchange Commission or in any press release issued by Company, since December 31, 2001, there has not been any adverse change in the financial condition, assets, liabilities, business, or results of operations of Buyer that would have a material adverse effect on the assets, liabilities, financial condition, business, or results of operations of Buyer, taken as a whole.

4.7     Financial Statements.

The financial statements of Buyer included in Buyer’s Form 10-KSB for the year ended December 31, 2001 which, when filed with the SEC, complied as to form, as of their filing dates with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted United States accounting principles, applied on a basis consistent with the past practices of Buyer (except as may be indicated therein, in the notes thereto or as otherwise required by the rules and regulations of the SEC) and fairly present, in all material respects, in accordance with applicable requirements of generally accepted United States accounting principles, applied on a basis consistent with the past practices of Buyer the consolidated financial position of Company as of their respective dates and the consolidated results of operations and the consolidated cash flows of Company for the periods presented therein.

4.8     Investment Matters.

Buyer is acquiring the Shares for its own investment and not with a view towards reselling or distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

5.     INDEMNIFICATION

5.1     By Shareholder.

Subject to the terms and conditions of this Section 5., Shareholder shall indemnify, defend and hold harmless Buyer, its subsidiaries, and their respective shareholders, directors, officers, employees, agents and representatives, other than Shareholder in any capacity (collectively, “Buyer’s Indemnified Parties”), and Company and its directors, officers, employees, agents and representatives (collectively, the “Company Indemnified Parties”) from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Indemnified Parties or Company Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Shareholder contained in this Agreement, (b) the breach of any covenant or obligation of Shareholder contained in this Agreement, (c) the Litigation known as Aldersgate United Methodist Church, Carrollton, Texas v. Booziotis & Company, et al (Case No. PV98-04520-L District Court of Dallas, Texas) and identified as “A)” on Schedule 3.9 (the “Aldersgate Litigation”) or (d) the Terra-Mar, Inc. Employee Stock Ownership Plan (the “ESOP”) or the termination thereof, including, the cost to Company of the contribution to the ESOP necessary to ensure a determination by the IRS that the ESOP from its inception through its termination was, is, and shall be a Tax qualified plan pursuant to Section 401(a) of the Code. As used in this Section 5., the term “Claim” includes, subject to Section 5.5, (i) all debts, liabilities and obligations; (ii) all losses, damages (but excluding consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments (whether or not ultimately determined to be valid in the case of the foregoing initiated by a third party); provided, however, that in the event of a Claim pursuant to Section 5.1(a), the amount of such Claim shall be computed without giving effect to or making a reduction in respect of any materiality or any Material Adverse Effect qualifier or limitation contained in any representation or warranty.

5.2     By Buyer.

Subject to the terms and conditions of this Section 5., Buyer will indemnify, defend and hold harmless Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by Shareholder, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement, or (b) the breach of any covenant or obligation of Buyer contained in this Agreement including, without limitation, Section 8.17 hereof.

5.3     Indemnification of Third-Party Claims.

The obligations and liabilities of any party to indemnify any other under this Section 5. with respect to (i) Claims brought by third parties, (ii) Claims of Company against third parties in the litigation described in Section 5.1(c) and (iii) any Claims of the IRS, whether or not brought by it, with respect to the matters identified in Section 5.1(d) are subject to the following terms and conditions:

5.3.1    Notice and Defense.    The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any Claim (except that no such notice shall be required with respect to the Aldersgate Litigation), and the Indemnifying Party will undertake the defense thereof by representatives chosen by it and consented to by the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Failure to give this notice will not affect the Indemnifying Party’s duty or obligations under this Section 5., unless the Indemnifying Party is prejudiced by this failure. While the Indemnifying Party is defending any Claim actively and in good faith, the Indemnified Party will not settle the Claim. The Indemnified Party will make available to the Indemnifying Party or its representatives all records and other materials required or requested by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any Claim, and will in other respects give reasonable cooperation in the defense.

5.3.2    Failure to Defend.    If the Indemnifying Party, within a reasonable time after notice of any Claim, fails to defend the Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of the Claim or consent to the entry of a judgment with respect to the Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party will thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

5.3.3    Indemnified Party’s Rights.    Notwithstanding anything in this Section 5.3, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party will have the right to defend, compromise or settle the Claim, and (ii) the Indemnifying Party will not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which (a) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim or (b) provides any form of relief from the Indemnified Party other than the payment of money damages or other money payment.

5.4     Payment.

The Indemnifying Party will promptly pay the Indemnified Party any amount due under this Section 5., which payment may be accomplished in whole or in part, at the option of the

Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party or, in the event that Shareholder is the Indemnifying Party, at the option of Shareholder as set forth in the Notes, by the Indemnified Party setting off against any amounts owed by it pursuant to the Notes. If set–off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 5. that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment or arbitration award not subject to appeal, or by written agreement of the parties that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party will pay the Indemnifying Party the amount that was set off and not owed together with interest from the date of set-off until the date of the payment at the rate of five percent (5%) per annum compounded annually. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party will pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party will post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party will succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

5.5     Tax Effect and Insurance Proceeds.

5.5.1    Tax Effect.    The indemnification obligation of an Indemnifying Party will be adjusted so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability actually realized at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of the Claims with respect to which indemnification is sought hereunder. Any Claims payable by the Indemnifying Party to the Indemnified Party hereunder will include the federal, state, local or foreign income or franchise tax liability which the Indemnified Party will incur upon receipt of payment in respect of such Claims (taking into account any net operating loss, capital loss or credit carryover of the Indemnified Party). With respect to any Claims for which the Indemnified Party (but for the operation of this sentence) is entitled to indemnification hereunder, there will be disregarded any tax liabilities arising by reason of (i) any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance would result in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another, or (iii) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject to amortization or depreciation or recovery in costs of goods sold, inventory or materials, except insofar as such reduction, disallowance, shifting or capitalization would only result in the increase of any unutilized net operating loss, capital loss or credit carryover.

5.5.2    Insurance Proceeds.    The indemnification obligation of an Indemnifying Party will be reduced for any Claim by the amount of any proceeds from any insurance policy that are actually paid to the Indemnified Party in respect of such Claim; provided that no such reduction shall be made unless, and then only to the extent that, the aggregate amount of such proceeds in respect of all Claims made hereunder, and not subject to any other limitation in amount set forth in this Article 5. , by the Indemnified Party exceed $20,000.

5.6     Limitations on Indemnification.

Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount, indemnification obligations under this Agreement are subject to the limitations set forth in Section 5.7 and Section 5.8 below.

5.7     Time Limitation.

No claim or action will be brought under this Section 5. for any inaccuracy or breach of a representation or warranty after the Time Limit (as defined in Schedule I to the Agreement) following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i)
There will be no time limitation on claims on actions brought for breach of any representation or warranty made by Shareholder in or pursuant to Sections 3.1.1, 3.1.2, 3.1.6, 3.2 and 3.22 and the penultimate sentence of Section 3.1.5 and Shareholder hereby waives all applicable statutory limitation periods with respect thereto.

(ii)
Any claim or action brought for breach of any representation or warranty made by Shareholder in or pursuant to Section 3.5, 3.10.3 or 3.15 may be brought at any time until the underlying obligation, circumstances, condition, breach, action, happening, event or inaction giving rise to such Claim or action is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii)
Any claim made by a party hereunder by a demand for arbitration in accordance with Section 7. hereof for breach of a representation or warranty prior to the termination of the survival period for such claim will be preserved despite the subsequent termination of such survival period.

(iv)
If any act, omission, disclosure or failure to disclose forms the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim will not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

5.8     Amount Limitation.

An Indemnified Party will not be entitled to indemnification pursuant to Section 5.1(a) or Section 5.2(a) unless, and then only to the extent that, the aggregate of the respective Indemnifying Party’s indemnification obligations to all Indemnified Parties pursuant to Section 5.1(a) or Section 5.2(a), as the case may be, on account of all breaches of representations and warranties, without giving effect to or making a reduction in respect of any materiality or

Material Adverse Effect qualifier or limitation set forth in such representations and warranties, exceeds the Amount Minimum (as defined in Schedule I to this Agreement). Furthermore, an Indemnified Party will be entitled to indemnification pursuant to Section 5.1(a) or Section 5.2(a) only to a maximum aggregate amount, under either section, of the Amount Limit (as defined in Schedule I of this Agreement) (except for claims or actions brought for breach of any representation or warranty made in or pursuant to Section 3.1.1, 3.1.2, 3.1.6, 3.2, 4.1 and 4.2, and the penultimate sentence of Section 3.1.5, for all of which there shall be no maximum aggregate amount). An Indemnified Party will be entitled to indemnification pursuant to Section 5.1(d) only to a maximum aggregate amount of Two Hundred Thousand and no/100 Dollars ($200,000).

5.9     No Waiver.

The closing of the transactions contemplated by this Agreement will not constitute a waiver by any party of its rights to indemnification, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing and regardless of whether the breach, violation or failure is deemed to be material.

5.10     Indemnification Exclusive Remedy.

Except as otherwise required by applicable Laws, indemnification pursuant to the provisions of this Article 5 shall be the exclusive remedy of the parties for any inaccuracy or breach of any representation, warranty or covenant contained in this Agreement.

6.     CLOSING DELIVERIES

6.1     Closing.

The transaction contemplated by this Agreement shall be consummated (the “Closing”) substantially contemporaneously with the execution of this Agreement at the offices of Gardere Wynne Sewell LLP, but shall be deemed effective as of 12:01 a.m., central time on May 1, 2002.

6.2     Documents to be Delivered by Company and Shareholder.

Substantially contemporaneously with the execution of this Agreement, Shareholder shall deliver or cause to be delivered to Buyer the following documents, in each case duly executed and in form satisfactory to Buyer:

6.2.1    Stock Certificate(s).    A stock certificate or certificates representing the Shares, duly endorsed in blank for transfer or with duly executed stock powers attached.

6.2.2    Employment Agreement.    The Employment Agreement between Company and Shareholder, in the form of Exhibit C hereto, duly executed by Company and Shareholder.

6.2.3    Legal Opinion.    The written legal opinion of Gardere Wynne Sewell LLP, counsel to Shareholder, in the form of Exhibit D attached hereto and any certificates of any

Governmental Entity relied upon by Gardere Wynne Sewell LLP to deliver such written legal opinion.

6.2.4    Disclosure Schedule.    True, correct and complete schedules to this Agreement (the “DisclosureSchedule”).

6.2.5    Articles; By-Laws.    A copy of the By-Laws of Company, certified by the President of Company, together with a copy of the Articles of Incorporation certified by the President and Good Standing Certificates of Company, certified by the Comptroller of Public Accounts of the State of Texas.

6.2.6    Resignation.    The resignation of Berry R. Grubbs and Elaine Grubbs as directors of Company, effective as of the Closing.

6.2.7    Share Value Certificate.    A certificate that sets forth in reasonable detail the calculation of the Share Value (the “Share Value Certificate”) executed by the Shareholder.

6.2.8    Estoppel and Consent Certificate.    An estoppel and consent certificate, duly executed by the landlord under the Lease Agreement between Ætna Life Insurance Company, as landlord, and Company, as tenant, consenting to the Transaction contemplated by this Agreement and acknowledging that such Transaction will not constitute a default under such lease agreement.

6.2.9    Comerica Consent.    A consent letter, in the form of Exhibit E, from Comerica Bank – Texas (“Comerica”) evidencing its consent to the transactions contemplated by this Agreement and waiving any event of default arising therefrom (the “Comerica Consent”).

6.2.10    Comerica Payoff Letter.    A letter (the “Payoff Letter”) from Comerica setting forth the current principal balance outstanding on all indebtedness of Company to Comerica and the payment amount required to pay off all of the indebtedness under the line of credit described in clause (i) of the first paragraph of Schedule 3.3.

6.2.11    Other Documents.    All other documents, instruments or writings required to be delivered to Buyer pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

6.3     Documents to be Delivered by Buyer.

Simultaneously with the execution of this Agreement, Buyer shall deliver to Shareholder the following documents, in each case duly executed or otherwise in proper form:

6.3.1    Promissory Notes.    Each of the Notes duly executed by an officer of Buyer.

6.3.2    Share Value Certificate.    The Share Value Certificate duly executed by an officer of the Buyer (the “Share Value Certificate”).

6.3.3    Legal Opinion.    The written legal opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, counsel to Buyer, in the form of Exhibit E attached hereto.

6.3.4    Certified Resolutions.    A certified copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

6.3.5    Comerica Consent.    The Comerica Consent.

6.3.6    Other Documents.    All other documents, instruments or writings required to be delivered to Shareholder pursuant to this Agreement and such other certificates of authority and documents as Shareholder may reasonably request.

6.4     Payments to be delivered by Buyer.    Simultaneously with the execution of this Agreement, Buyer shall deliver the following payments:

6.4.1    Cash Purchase Price.    Wire transfer of immediately available funds as required by Section2.1 hereof to the account or accounts designated by Shareholder.

6.4.2    Comerica Payoff.    Wire transfer of immediately available funds to Comerica in an amount designated in the Payoff Letter for payment.

7.     RESOLUTION OF DISPUTES

7.1     Arbitration.

Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms will be settled by binding arbitration held in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 7. . Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Shareholder under this Agreement, or any covenants not to compete contained in any Employment Agreement delivered pursuant to Section 6.2.4 hereof.

7.2     Arbitrators.

If the matter in controversy (exclusive of attorney fees and expenses) will appear, as at the time of the demand for arbitration, to exceed Two Hundred and Fifty Thousand and no/100 Dollars ($250,000), then the panel to be appointed will consist of three neutral arbitrators (and the ruling by a majority of them shall govern); otherwise, the panel to be appointed will consist of one neutral arbitrator.

7.3     Procedures; No Appeal.

The arbitrator(s) will allow such discovery as the arbitrator(s) determine appropriate under the circumstances and will resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s)

will give the parties written notice of the decision, with the reasons therefor set out, and will have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) will be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

7.4     Authority.

The arbitrator(s) will have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

7.5     Entry of Judgment.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in California for the purpose of confirming any such award and entering judgment thereon.

7.6     Confidentiality.

All proceedings under this Section 7., and all evidence given or discovered pursuant hereto, will be maintained in confidence by all parties.

7.7     Continued Performance.

The fact that the dispute resolution procedures specified in this Section 7. will have been or may be invoked will not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties will continue to perform their respective obligations in good faith, subject to the right of setoff provided in Section 5.4 hereof.

7.8     Tolling.

All applicable statutes of limitation will be tolled while the procedures specified in this Section 7. are pending. The parties will take such action, if any, required to effectuate such tolling.

8.     MISCELLANEOUS

8.1     Disclosure Schedule.

Information set forth in the Disclosure Schedule specifically refers to the section of this Agreement to which such information is responsive and such information will not be deemed to have been disclosed with respect to any other section of this Agreement or for any other purpose except to the extent that such information contained in the Disclosure Schedule (and not in any attachment thereto), on its face constitutes an exception to such other section. The Disclosure Schedule will not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule will be disregarded and be of no force or effect.

8.2     Further Assurance.

From time to time and without further consideration, Shareholder will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request as being necessary or appropriate in connection with the consummation of the transaction contemplated hereby.

8.3     Disclosures and Announcements.

Announcements concerning the transactions provided for in this Agreement by Buyer or Shareholder will be subject to the approval of the other party in all essential respects, except that approval of Shareholder will not be required as to any statements and other information which Buyer may be required, or deems it advisable, to make under any rule or regulation of the SEC, the Nasdaq Stock Market, Inc. (or under any other Law).

8.4     Assignment; Parties in Interest.

8.4.1    Assignment.    Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign any of its rights under or cause to be assumed any of its obligations under this Agreement to any third party; provided, however, that Buyer shall remain liable for all of its obligations to Shareholder under this Agreement.

8.4.2    Parties in Interest.    This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein will be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

8.5     Law Governing Agreement.

This Agreement may not be modified or terminated orally, and will be construed and interpreted according to the internal laws of the State of Texas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

8.6     Amendment and Modification.

Buyer and Shareholder may amend, modify and supplement this Agreement solely in such manner as may be agreed upon in writing between Buyer and Shareholder.

8.7     Notice.

All notices, requests, demands and other communications hereunder will be given in writing and will be: (a) personally delivered; (b) sent by facsimile transmission; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Buyer, to:

U. S. Laboratories Inc.
7895 Convoy Court, Suite 18
San Diego, California 92111
Attention: President
Facsimile: (858) 715-5811

(with a copy to)

Barack Ferrazzano Kirschbaum
Perlman & Nagelberg LLC
333 W. Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attention: James R. Vogler, Esq.
Facsimile: (312) 984-3220

If to Shareholder:

3521 Brookline Lane
Dallas, Texas 75234
Attention: Mr. Berry R. Grubbs
Facsimile: (972) 620-9587

(with a copy to)

Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201
Attention: Gary Clark, Esq.
Facsimile: 214-999-4667

If personally delivered, such communication will be deemed delivered upon actual receipt; if transmitted by facsimile, such communication will be deemed delivered on that date indicated by electronically generated confirmation of delivery by the transmitting facsimile machine; if sent by overnight courier or by registered or certified U.S. mail pursuant to this paragraph, such communication will be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant private carrier or postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

8.8     Expenses.

Regardless of whether or not the transactions contemplated hereby are consummated:

8.8.1    Brokerage.    Shareholder shall be responsible for paying the fees and expenses of his and Company’s broker, Zwieg White & Associates, Inc.

8.8.2    Expenses to be Paid by Shareholder.    Except as otherwise provided in Section 8.14, Shareholder will pay, and will indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

(i)	Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii)	Professional Fees. All fees and expenses of Shareholder’s and Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

8.8.3    Other.    Except as otherwise provided herein, each of the parties will bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

8.8.4    Costs of Litigation or Arbitration.    The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 7.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement will be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys’ fees and prejudgment interest.

8.9     Entire Agreement.

This Agreement and the Ancillary Documents embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Without limitation of the foregoing, that certain Proposed Term Sheet dated February 10, 2002, as amended, that certain Letter of Intent dated November 28, 2000 between Buyer and Shareholder is hereby terminated and that certain Confidentiality and Non-Disclosure Agreement dated as of September 27, 2000, between Buyer and Seller shall be deemed terminated as of the Closing.

8.10     Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11     Headings.

The headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

8.12     Shareholder Covenant Regarding Buyer Stock.

Shareholder hereby promises, covenants and agrees for the benefit of Buyer that he will not offer, pledge, sell, contract to sell, contract to sell or otherwise directly transfer or dispose of any Buyer Stock, whether any such transaction is to be settled by delivery of Buyer Stock, in cash or otherwise, for a period beginning on the date hereof and ending May 1, 2003 except for the writing of an option in connection with a customary price “collar” arrangement entered into by Shareholder with respect to the Buyer Stock. Notwithstanding the foregoing, Shareholder may transfer or assign any shares of Buyer Stock to any of his spouse, his lineal descendents or any trust solely for the benefit of any of Shareholder, his spouse and his lineal descendents; provided, that as a condition of such transfer or assignment such person or entity agrees to be bound by the restrictions of this Section 8.12 pursuant to an instrument in form and substance satisfactory to Buyer. Furthermore, Shareholder shall provide Buyer with not less than one (1) days prior written notice of any transfer permitted under this Section 8.12 including the writing of an option in connection with a customary price “collar” arrangement.

8.13     Buyer Covenant Regarding Accounts Receivable.

Buyer shall cause Company to assign to Shareholder, promptly following the final determination of the Shareholder’s Equity Reduction, accounts receivable of Company as of the Closing that have not been collected by Company within one-hundred eighty (180) days following the Closing in an aggregate face amount equal to the Shareholder’s Equity Reduction. Prior to the determination of the Shareholder’s Equity Reduction, Buyer hereby promises, covenants and agrees for the benefit of Shareholder that it will not prevent, prohibit, interfere with or otherwise deter Company from using efforts consistent with Company’s past practices to collect all accounts receivable of Company as of the Closing.

8.14     Tax Matters.

8.14.1    Section 338(h)(10) Election.    If so elected by Buyer in its sole discretion (the date of such election, the “Election Date”) at any time within one hundred twenty (120) days following the Closing, each of Buyer and Shareholder shall (a) make an election under Code Section 338(h)(10) (the “Section 338(h)(10) Election”) (and any comparable election under applicable state, local or foreign law) with respect to the acquisition of Company by Buyer and (b) cooperate fully with the other in the making of such elections and (c) the remaining portion of this Section 8.14.1 and all of 8.14.3 shall apply (but only if such election is made by Buyer). On the Election Date, Buyer shall deliver to Shareholder for his review and approval, a schedule of the allocation of the purchase price (as determined under Section 338 of the Code and the U.S. Treasury regulations thereunder) among the assets of Company in the manner prescribed under Section 338 of the Code and the U.S. Treasury regulations promulgated thereunder (the “Allocation Schedule”). Unless Shareholder objects to the Allocation Schedule on the grounds that such Allocation Schedule is not consistent in all material respects with applicable Laws, including the Code, within thirty (30) days following the delivery of the

Allocation Schedule to Shareholder, then the Allocation Schedule shall be the Allocation Schedule so delivered by Buyer. If the Shareholder timely objects on such grounds, the parties shall promptly retain a mutually acceptable valuation firm, who is not the regular firm of accountants for either Buyer or Shareholder (a “Qualified Accountant”)), to produce an Allocation Schedule as soon as practicable, but in no event later than sixty (60) days after the Election Date. Buyer shall bear the costs of the accounting firm incurred in connection with such Allocation Schedule. Shareholder and Buyer shall (i) be bound by the Allocation Schedule (as agreed upon by Shareholder, Company and Buyer or as prepared by the Qualified Accountants, as the case may be) and shall take no position inconsistent with the Allocation Schedule for any Tax purpose, including any audit or judicial or administrative proceeding and (ii) prepare and file all Returns and determine all Taxes in a manner consistent with the Allocation Schedule. Any adjustments made to the Purchase Price after Closing shall be allocated to the Company’s assets based on the methodology used on the Allocation Schedule. In particular and not by way of limitation, in order to effect the Section 338(h)(10) Election, within ninety (90) days after the Election Date, Buyer and Shareholder shall (a) jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and (b) file such Form 8023 with the Internal Revenue Service in a timely manner.

8.14.2    Returns.    Shareholder shall file or cause to be filed when due all Returns that are required to be filed by or with respect to Company for taxable years or periods ending on or before the Closing, including Company’s federal income tax returns for the period from January 1, 2002 through the Closing (the “Stub Return”) and shall remit any Taxes due in respect of such Returns; provided that the Stub Return shall not be filed unless it fully and completely reflects the Allocation Schedule and it is otherwise acceptable to Buyer in its reasonable discretion. All such Returns, including the Stub Return shall be true, correct and complete in all material respects when filed. Buyer shall cause Company to, and Shareholder shall, cooperate fully to the extent reasonably requested by the other party in connection with the filling of any Return, including the Stub Return pursuant to this section and any audit, litigation or other proceeding with respect to Taxes for which Shareholder may be liable. Such cooperation shall include the retention and, if requested, the provision of records and information which are reasonably relevant. Company and Shareholder agree to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations of the respective taxable periods. Buyer shall promptly notify Shareholder in writing in the case of an audit or administrative or judicial proceeding of Company that relates to periods ending on or before the Closing. Shareholder shall have the right, at his expense, to participate in and control the conduct of such audit or proceeding, if and solely to the extent that, such audit or proceeding relates to Taxes for which Shareholder might be liable. Shareholder shall keep Buyer informed of the progress of any such audit or proceeding and Buyer shall cooperate on a reasonable basis with Shareholder to enable Shareholder to take all actions with respect to such audit or proceeding; provided, however, that any and all of Buyer’s reasonable out-of-pocket expenses associated with its cooperation in connection with any such audit shall be reimbursed by Shareholder in full, dollar-for-dollar without limitation or other deduction pursuant to Article 5 or otherwise. Buyer and Shareholder agree to cause the Company to allocate the Company’s income and deductions for the period from January 1, 2002 through the effective date of the Closing based on a closing of the books method as of such date.

8.14.3    After-Tax Adjustment Amount.    Notwithstanding anything in this Agreement to the contrary, in the event the Shareholder is required to pay Taxes in excess of Taxes that would have been paid by the Shareholder if no Section 338(h)(10) Election had been made, then Buyer shall pay to the Shareholder the amount equal to (1) such excess Taxes minus (2) an amount equal to the product of (a) Shareholder’s highest marginal federal income tax rate multiplied by (b) the additional Taxes due and owing by the Company for state franchise, income, capital or other state tax purposes as a result of such 338(h)(10) election, to the extent such state tax is deductible by the Shareholder plus (3) a gross-up amount to make Shareholder whole for the amount of additional Taxes payable as a result of Buyer’s payment of the amounts required by this sentence (collectively, the “After-Tax Adjustment Amounts”) Shareholder shall furnish a calculation of the After-Tax Adjustment Amounts to Buyer. Within thirty (30) days of receiving Shareholder’s calculation of any After-Tax Adjustment Amount, Buyer shall notify Shareholder in writing whether or not it agrees with Shareholder’s calculation. If Buyer disagrees, Buyer shall explain the items of disagreement. Any disagreement between Shareholder and Buyer with respect to any aspect of the treatment of any part of the calculation of the After-Tax Adjustment Amount which is not resolved by mutual agreement of the Shareholder and Buyer within thirty (30) days after Buyer first notifies Shareholder of its disagreement shall be resolved by a Qualified Accountant selected in accordance with Section 8.14.1. Within thirty (30) days of the appointment of the Qualified Accountant, the Qualified Accountant shall resolve any such disagreements that are specified in the notice requesting the appointment of the Qualified Accountant. Any resolution by the Qualified Accountant of an issue submitted to the Qualified Accountant shall be final and binding on the Shareholder and Buyer without further recourse. Buyer shall bear the cost of the Qualified Accountant. The After-Tax Adjustment Amounts shall be payable in cash to Shareholder by wire transfer of immediately available funds, within thirty (30) days after the final After-Tax Adjustment Amounts are determined (either as agreed upon by Shareholder and Buyer or as determined by the Qualified Accountant, as the case may be). The intention and agreement of the parties to this Agreement is that the Shareholder shall receive the same proceeds (net of Taxes) from the sale of Shares pursuant to this Agreement as Shareholder would have received absent the filing of the Section 338(h)(10) Election. For Company’s taxable periods ending on or before Closing, Buyer and Company will not revoke Company’s election to be taxed as an S corporation, and will not take or allow any action that would result in the termination of Company’s status as a validly electing S corporation within the meaning of Code Section 1361 and 1362.

8.15     Buyer Covenant Regarding Aldersgate Litigation.

Buyer acknowledges that Shareholder is the beneficial owner of all counterclaims, cross-claims, damages or payments paid as a result of recoveries by Company from the Aldersgate Litigation, including, without limitation, the claims of Company against McQueary Henry Bowles Troy, L.L.P. (collectively, the “Aldersgate Claims”), and such payments and recoveries are intended to inure to the benefit of Shareholder. At the request of Shareholder, Company shall as promptly as possible following such request assign and distribute to Shareholder the Aldersgate Claims to the extent possible. In the event that the Aldersgate Claims are assigned to Shareholder prior to or in connection with the Closing, notwithstanding anything to the contrary in this Agreement, the distribution of the Aldersgate Claims by Company prior to, or in connection with, the Closing shall not be the basis for any claim (for breach of representation, failure to perform covenants or otherwise) by Buyer under this Agreement or otherwise. In the event that Company, Buyer or any Affiliate of Buyer receives any portion of the proceeds of any Aldersgate Claim, Company, Buyer or such Affiliate of Buyer, as applicable, shall immediately notify Shareholder and shall remit any such proceeds to Shareholder in the form received, with such endorsements as may reasonably be required, as promptly as practicable after receipt by Company, Buyer or such Affiliate of Buyer.

8.16     Covenant Regarding ESOP Determination.

As promptly as practical following the Closing, Buyer and Shareholder shall cause Company to (i) terminate the ESOP, (ii) file with the U.S. Internal Revenue Service (“IRS”) a Form 5310 and all related forms and filings regarding the ESOP and the termination thereof, which forms and filings shall be in form and substance mutually satisfactory to Buyer and Shareholder in their respective good faith discretion, and (iii) take all actions necessary, as may be determined by the IRS, to cause the IRS to issue determination letters that state that the Company has obtained and preserved the tax qualified status under 401(a) of the Code of the ESOP.

8.17     Comerica Debt.

On or before May 7, 2002, Shareholder shall (i) transfer Eight Hundred Seventy-Five Thousand Dollars ($875,000) in cash to the Company and (ii) cause the Company to pay Eight Hundred Fifty Thousand Dollars ($850,000) of the outstanding principal balance of the indebtedness of Company to Comerica evidenced by clause (i) of the first paragraph of Schedule 3.3 hereto. On or before May 8, 2002 (the “Paydown Date”) Buyer shall pay all of the outstanding principal balance of the indebtedness of Company to Comerica evidenced by clause (i) of the first paragraph of Schedule 3.3 hereto following the payment required pursuant to the immediately preceding sentence (the “Paydown”). Any transfer by Shareholder pursuant to clause (i) of the first sentence of this Section 8.17 and the paydown of the indebtedness of Company to Comerica required by clause (ii) of the first sentence of this Section 8.17 shall be treated as if it occurred immediately prior to the Closing for the purposes of calculating Shareholder’s Equity. On or before May 31, 2002, Buyer shall cause Shareholder and his spouse to be fully and finally released from any and all debts, liabilities and obligations under or with respect to their guaranty of the indebtedness of Company to Comerica described on Schedule 3.3 hereto. At no time during the period from the Paydown Date (after giving effect to the Paydown) to and including the date Buyer complies with the provisions of the immediately preceding sentence shall Buyer permit the aggregate principal amount of the Comerica Debt to exceed its principal balance as of May 8, 2002 after giving effect to the Paydown.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:

By:	/s/ DICKERSON WRIGHT
Dickerson Wright President

SHAREHOLDER:

By:	/s/ BERRY R. GRUBBS
Berry R. Grubbs